Exhibit 10

6620 West Broad Street Richmond, VA 23230 www.genworth.com

May 26, 2009

Mr. Leon E. Roday

Senior Vice President, General Counsel and Secretary

Genworth Financial, Inc.

6620 West Broad Street

Richmond, VA 23230

Re: Annuity Arrangement

Dear Leon:

As we have discussed, Genworth Financial, Inc. (the “Company”) would like to memorialize our agreement with you regarding changes to your executive annuity program.

You currently participate in an executive annuity program pursuant to which the Company is obligated to make payments to you in the amount of $50,000 on an annual basis through 2015 (the “GNA Annuity Program”). We have agreed that following payment of the Company’s annuity contribution for 2009, your participation in the GNA Annuity Program shall be terminated and you shall receive no further payments under the program. In replacement of the GNA Annuity Program, the Company has agreed to establish a new annuity contribution program pursuant to which the Company shall make increased contributions on your behalf beginning in 2009 and continuing on an annual basis through 2015, subject to your continued employment with the Company with respect to the annual contributions to be made in years 2012 through 2015 (the “New Annuity Program”). Specifically, the Company has agreed to make annual contributions on your behalf under the New Annuity Program in the following amounts:

Year(s)	Amount
2009	$50,000
2010	$200,000
2011	$0
2012 - 2015	$100,000	(annually)

Annual contributions under the New Annuity Program shall be made to an annuity vehicle of your choice, subject to mutually agreeable terms and conditions. If you are in agreement with the terms and conditions contained in this letter, please sign and return a copy of the letter to me.

Very truly yours,

GENWORTH FINANCIAL, INC.

By:  /s/  Michael S. Laming

Michael S. Laming

Senior Vice President –

Human Resources

I hereby agree to the terms and conditions set forth herein.

/s/  Leon E. Roday

Leon E. Roday